Exhibit 10.1

January 27, 2020

Dear Bob:

Adtalem Global Education continually seeks talented individuals to add insight and experience to our organization. Based on our conversations, we feel that your talents, energy and the dedication you bring to our organization will move us forward in our journey to become the premier provider of education services. We are pleased to extend our offer, of Regular Full-Time Employment, to you as Vice President and Chief Accounting Officer reporting to Michael Randolfi, SVP and Chief Financial Officer. The effective date of this offer will be February 11, 2020.

Subject to the specific provisions of the Adtalem Global Education compensation policy the key components of your compensation package are as follows:

ANNUAL BASE SALARY: Your salary is $350,000.00/Yr. and is payable in bi-weekly installments. Your salary will be reviewed annually at the close of the fiscal year June 30, 2020. Based upon a written performance appraisal, merit increases are effective in September.

INCENTIVE OPPORTUNITY: The opportunity to earn an annual management incentive (MIP) targeted at 50% of your base salary, with a potential maximum of 200% of this target. This incentive will be prorated from your first day of employment and be based on your performance as measured against specified criteria and the financial and operating results of the Company. This incentive is paid at the end of Adtalem's fiscal year.

LONG TERM INCENTIVE (LTI): You will be eligible to participate in a long-term incentive program commensurate with similar positions in the Adtalem organization. Long-term incentive opportunities currently come in the form of options, performance shares and/or restricted stock grants typically made in the first quarter of the fiscal year. You will have a general long-term incentive that is approximately 50% of your annual salary, however, long-term incentive awards are discretionary in nature and subject to receiving Board approval for grants each year. The size of the award granted to you each year will be based on an assessment of past performance and future potential and the actual award may vary above or below this target from year to year.

ONE TIME LTI SIGN ON BONUS: You will be provided LTI with the grant date value of $300,000. This award will be delivered in the form of time-based restricted stock units at the first Board meeting following your official start date. This award will vest one third per year over the first three years from the date of grant.

SPECIAL CASH PAYMENT: You will receive 7 monthly payments of $20,000 (minus applicable taxes) from March through September totaling $140,000.

BENEFITS: You will be eligible to participate in our benefits program, which includes medical and dental insurance, life, disability, holiday and vacation pay, tuition benefits, and a 401(k) plan. Specific details of your eligibility for these and other benefits will be described to you during your new-hire orientation.

VACATION: You will be eligible for twenty-five (25 days) of Paid Time Off (PTO). PTO will accrue at 16.67 hours per month. Additionally, you will also be entitled to two (2) floating holidays in addition to 11 set holidays

I9/EMPLOYMENT ELIGIBILITY: Adtalem Global Education is required by law to have each of our colleagues complete a Form I-9. The Form I-9 is used to verify an individual’s identity and establish that the individual is eligible to work in the United States. The form I-9 is required by law to be completed within your first three (3) days of employment. You will complete your I-9 electronically through Equifax’s I-9 management system. Instructions on how to complete this form are detailed on the “Employment Eligibility Flyer” and the “Completing your Electronic I-9” documents.

BACKGROUND CHECK: This offer is also contingent upon the successful completion of a background/reference check and may include a pre-employment drug-screen if required for the position. Candidates currently employed with the VA: Evidence that you have obtained the necessary conflict of interest waiver from the Department of Veterans Affairs is also required prior to the designated start date. By signing this offer letter, you agree and represent that you are not bound by any agreement or understanding which would prevent you from fully performing the duties of the job that you’ve been offered or would otherwise preclude or restrict you from accepting employment with Adtalem Global Education.

You agree that you will neither use nor disclose to anyone at Adtalem Global Education or its affiliates, any proprietary or confidential information you have from any former employer. We also suggest that you destroy or return any such proprietary or confidential information to the company from which you received it.

Your employment with Adtalem Global Education is an employment-at-will relationship that can be terminated either by yourself or Adtalem Global Education at any time for any reason.

To ensure no delays in your onboarding process, please sign this letter via DocuSign promptly.

Congratulations again and best of luck in your new position! Welcome to Adtalem Global Education!

Sincerely,

/s/ Jennifer Reynolds	1/27/2020
Jennifer Reynolds	Date
Director, Talent Acquisition

Acceptance:

/s/Robert Phelan	1/27/2020
Robert Phelan	Date